Exhibit 23.1

                        INDEPENDENT ACCOUNTANTS' CONSENT


The Board of Directors
Elcom International, Inc:

We consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the 2002 Stock Option Plan of Elcom International, Inc., of our reports dated March 29, 2002 with respect to the consolidated financial statements of Elcom International, Inc. as of December 31, 2000 and 2001, and for each of the years in the three-year period ended December 31, 2001, and all related schedules, which reports appear in the December 31, 2001 Annual Report on Form 10-K of Elcom International, Inc.

The audit reports referred to in the previous paragraph contain an explanatory paragraph that states that the Company has suffered recurring losses from operations and has an accumulated deficit, which raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements and all related schedules do not include any adjustments that might result from the outcome of that uncertainty.

As discussed in Note 1(i) to the consolidated financial statements, the Company changed its method of accounting for the impairment or disposal of long-lived assets.

/s/ KPMG LLP
    KPMG LLP

Boston, Massachusetts
June 27, 2002